FORM 4                                          --------------------------------
                                                          OMB APPROVAL
                                                OMB Number             3235-0287
|_| CHECK THIS BOX IF NO LONGER                 Expires:       December 31, 2001
    SUBJECT TO SECTION 16. FORM 4               Estimated average burden
    OR FORM 5 OBLIGATIONS MAY                   hours per response...........0.5
    CONTINUE. SEE INSTRUCTION 1(b).             --------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Hoffman, G. L.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   5025 Cheshire Lane North
-----------------------------------------------------
                     (Street)

   Plymouth, MN 55446
-----------------------------------------------------
   (City)               (State)         (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Insignia Systems, Inc. (ISIG)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

--------------------------------------------------------------------------------
4. Statement for Month/Year

   August 2000
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
     (Check all applicable)

   [X] Director
   [X] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)

       Chairman
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------
1. Title of     2. Transaction   3. Transaction Code    4. Securities Acquired (A)  5. Amount of       6. Ownership    7. Nature of
   Security           Date          (Instr. 8)             or Disposed of (D)          Securities         Form: Direct    Indirect
   (Instr. 3)       (Month/                                (Instr. 3, 4 and 5)         Beneficially       (D) or          Beneficial
                      Day/                                                             Owned at           Indirect (I)    Ownership
                     Year)                                                             End of Month       (Instr. 4)      (Instr. 4)
                                                                                       (Instr. 3 and 4)
                                 --------- ---------   -------- ----------- ------
                                  Code         V       Amount   (A) or (D)   Price
--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------
Common Stock        8/4/00          S                  100,000       D       $5.64         757,500             D
--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------

--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------

--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------

--------------- ---------------- --------------------- ---------------------------- ------------------ --------------- -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction
 4(b)(v).

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
         UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                          (Over)
                                                                 SEC 1474 (3-99)

                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------- ---------- --------- --------- ------------- --------------- ------------ ----------- ----------- ---------- -----------
1.Title of  2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date          7.Title and  8.Price of  9.Number of 10.Owner-  11.Nature
  Deriv-      sion or    action    action    Derivative    Exercisable     Amount of    Deriv-      Deriv-       ship       of
  ative       Exercise   Date      Code      Securities    and             Underlying   ative       ative        Form of    Indirect
  Security    Price of   (Month/   (Instr.   Acquired      Expiration      Securities   Security    Secur-       Deriva-    Bene-
  (Instr.     Deriv-     Day/       8)       (A) or        Date            (Instr. 3    (Instr.     ities        tive       ficial
   3)         ative      Year)               Disposed      (Month/Day/     and 4)        5)         Benefi-      Security:  Owner-
              Security                       of (D)        Year)                                    cially       Direct     ship
                                             (Instr. 3,                                             Owned at     (D) or     (Instr.
                                              4, and 5)                                             End of       Indirect    4)
                                                         ------- -------  ----- ------              Month        (I)
                                                         Date     Expi-         Amount              (Instr.      (Instr.
                                                         Exerci-  ration  Title   or                 4)           4)
                                                         sable    Date          Number
                                                                                  of
                                                                                Shares
                                 ---- ---- ------ -----
                                 Code   V   (A)    (D)
----------- ---------- --------- ---- ---- ------ ------ --------------- ------------ ----------- ----------- ---------- -----------

----------- ---------- --------- ---- ---- ------ ------ --------------- ------------ ----------- ----------- ---------- -----------

----------- ---------- --------- ---- ---- ------ ------ --------------- ------------ ----------- ----------- ---------- -----------

----------- ---------- --------- ---- ---- ------ ------ --------------- ------------ ----------- ----------- ---------- -----------

----------- ---------- --------- ---- ---- ------ ------ --------------- ------------ ----------- ----------- ---------- -----------

EXPLANATION OF RESPONSES:

*The Company offered a program to reduce the price of the warrant share from $2.125 to $1.00 from August 1, 1999 to Sept. 30, 1999.

                                 /s/ G. L. Hoffman                    9/7/00
                          ----------------------------------     ---------------
                                                                       Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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